Exhibit 5.1

lawyers@saul.com www.saul.com

April 3, 2008

Corporate Office Properties Trust

6711 Columbia Gateway Drive

Suite 300

Columbia, Maryland  21046

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Re:                               Corporate Office Properties Trust Form S-3 Registration Statement

                                                (Registration No. 333                      )

Ladies and Gentlemen:

We have acted as Maryland counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 262,165 common shares of beneficial interest, $.01 par value per share, comprised of certain shares (the “Shares”) proposed to be issued upon conversion of units of limited partnership interest in Corporate Office Properties, L.P., under the Securities Act of 1933, as amended, pursuant to the above referenced Registration Statement (the “Registration Statement”).

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i)            The Registration Statement, as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) dated April 3, 2008;

(ii)           The prospectus contained in the Registration Statement (the “Prospectus”); and

(iii)          The Second Amended and Restated Limited Partnership Agreement of Corporate Office Properties, L.P., dated December 7, 1999, as amended.

                                Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(iv)          a certified copy of the Amended and Restated Declaration of Trust of the Company dated March 3, 1998, as amended October 12, 2001, September 12, 2003 and December 28, 2004 (the “Declaration of Trust”);

(v)           a certified copy of the Bylaws of the Company (the “Bylaws”);

(vi)          resolutions adopted by the Board of Trustees of the Company;

(vii)         resolutions adopted by the Investment Committee of the Board of Trustees of the Company;

(viii)        a good standing certificate of the Company, issued by the State Department of Assessments and Taxation of Maryland (“SDAT”), dated March 31, 2008;

(ix)           a Certificate of the Secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws of the Company, the incumbency of the officers of the Company, the resolutions of the Company’s trustees or a duly authorized committee thereof approving the issuance of the Shares, and other matters that we have deemed necessary and appropriate; and

(x)            such other documents as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a)           the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(b)           the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(c)           that all persons executing documents on behalf of any party (other than the Company) are duly authorized;

(d)           each of the parties (other than the Company) has duly and validly executed and delivered each of the documents to which that party is a signatory, and the party’s obligations are valid and legally binding obligations, enforceable in accordance with the terms of the respective Documents;

(e)           there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Shares;

(f)            that at the time of delivery of the Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Shares will not have been modified or rescinded;

(g)           the issuance, execution and delivery of the Shares, and the compliance by the Company with the terms of the Shares, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(h)           that Corporate Office Properties, L.P. is a limited partnership validly existing and in good standing under the laws of its state of formation;

(i)            the consideration received or proposed to be received for the issuance and sale of the Shares as contemplated by the Agreement of Limited Partnership of Corporate Office Properties, L.P. (the “Partnership Agreement”), is not less than the par value per share; and

(j)            that the aggregate number of shares of the Company which would be outstanding after the issuance or reservation for issuance of the Shares, and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company, does not exceed the number of then-authorized shares of the Company.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Karen M. Singer, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations continue to remain true and complete as of the date of this letter.  We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1.             The Company is a real estate investment trust duly formed, validly existing, and in good standing under the laws of the State of Maryland.

2.             The Shares are duly authorized and, when and if the Shares are duly issued and delivered in the manner and for the consideration contemplated by the Partnership Agreement, the Shares will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i)            We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland.

(ii)           We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii)          We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents.  The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SAUL EWING LLP